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                                                                 Exhibit 10.1.1

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, effective as of January 1, 1996, is entered into by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and WILLIAM P. FOLEY, II (the "Employee"), and amends the current Employment Agreement between the Company and Employee, which current Employment Agreement was effective April 1, 1991.

         WHEREAS, the Company and Employee are parties to an Employment Agreement effective April 1, 1991 with a five year term which expires March 31, 1996, and

         WHEREAS, the Company and Employee wish to amend such Employment Agreement to extend the term for an additional five (5) years and in other respects,

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Section 1 of the Employment Agreement, entitled "Employment and Duties," is hereby amended to delete the word "President" from such section.

         2. Section 3 of the Employment Agreement, entitled "Salary," is hereby amended to increase the "minimum base annual salary, before deducting all applicable withholdings" from "$394,000.00" to "$600,000.00" effective January 1, 1996. In addition, there shall be a new sentence added to the end of Section 3 stating as follows: "The Board shall review Employee's minimum base annual salary in March of 1998 and may, in its sole discretion, increase (but not decrease) such minimum base annual salary for the remainder of the term of this Agreement based upon Employee's performance during the first two years of this Agreement."

         3. Section 4(f) of the Employment Agreement, entitled "Other Compensation and Fringe Benefits," is hereby amended to delete the current
Section 4(f) and replacing it with the following:

                            (f) An annual bonus equal to $50,000 for each full
                          percentage point the Company's return on equity exceeds 10% (based on equity as of the beginning of the year being measured). Return on equity shall be determined by dividing net income before extraordinary items by stockholders' equity as of the beginning of the year being measured. Any fractional percentage point increase shall be applied to $50,000 to determine the amount of such bonus ( for example, an 11.5% return on equity would result in a $75,000 bonus). Said bonus shall be paid no later than March 31st of each year and is fully vested in the event of a non-
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                          renewal of this agreement or is vested pro-rata in
                          the event of a   termination of this Agreement other
                          than for cause. The Board may additionally, in its sole discretion, grant to Employee an annual merit bonus based upon Employee's performance during the preceding year and any other factors the Board considers relevant.

         4.      Subsections  (b),(c) & (d) of Section 7 of the Employment
Agreement, entitled "Termination," are amended to change the language   "as,
otherwise directed by the Company" to read "as otherwise directed by Employee."

         5. There is hereby added to the Agreement Paragraph 7A, which shall read in its entirety as follows:

                 "7A.     Severance Payment.

         (a) Employee may terminate his employment hereunder for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean a change in control of the Company (as defined below). For purposes of this Agreement, a "change in control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (y) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approved any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (such as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any "person" who on the date hereof is a director or officer of the Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (iv) during any period of two (2) consecutive years during the term of this Agreement or any renewals hereof, individuals who at the beginning of such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. Employee may only terminate this Agreement due to a change in control of the Company during the period commencing 60 days and expiring 365 days after such change in control.

         (b) If the Employee shall terminate his employment for Good Reason, or if, after a change in control of the Company, the Company shall terminate the Employee's employment in breach of this Agreement or pursuant to section 7(b), then:
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                 (i)      the Company shall pay the Employee his full salary
through the date of termination pursuant to this Agreement;

                 (ii) in lieu of any further salary and bonus payments to the Employee for periods subsequent to the date of termination, the Company shall pay as severance pay to the Employee an amount equal to the product of
(A) the Employee's annual salary rate in effect as of the date of termination plus the total bonus paid or payable to the Employee for the most recently ended calendar year, multiplied by (B) the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number 3, such payment to be made in a lump sum on or before the fifth day following the date of termination; and

                 (iii) the Company shall maintain in full force and effect, for the continued benefit of the Employee for the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number 3, all employee benefit plans and programs in which the executive was entitled to participate immediately prior to the date of termination provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.

         (c) The Employee shall not be required to mitigate the amount of any payment provided for in this section 7A or section 7(b) above by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under this section 7A or section 7(b).

         (d) Notwithstanding the provision hereinabove, if any payment pursuant to this section 7A would be a "parachute payment" (as defined in Section 280G of the Internal Revenue Code) , such payment shall be limited to the largest portion of such payment as can be paid without being a "parachute payment."

         5. Section 10 of the Employment Agreement, entitled "Non-Competition During Employment Term," is hereby amended to add a sentence at the end of such Section which shall read as follows: "The Company acknowledges that Employee is the Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc. and will devote a reasonable portion of his time to fulfilling his duties as a director and an officer of CKE Restaurants, Inc."
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         6.      Section 19 of the Employment Agreement, entitled "Notices," is hereby amended to substitute the following addresses for the parties:

                 "To the Company:

                          Fidelity National Financial, Inc.
                          17911 Von Karman Avenue, Suite 300
                          Irvine, California 92714
                          Attention:       Andrew F. Puzder
                                           Executive Vice President and
                                           General Counsel


                 To Employee:

                          William P. Foley II
                          4181 Creciente Drive
                          Santa Barbara, California 93110


         7. Effect on Employment Agreement. Except as herein amended, all provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF the parties have executed this First Amendment to Employment Agreement as of the date set forth herein above.

                                       FIDELITY NATIONAL FINANCIAL, INC.


                                       /s/ Andrew F. Puzder
                                       ------------------------------
                                       By:     Andrew F. Puzder
                                       Its:    Executive Vice President and
                                               General Counsel

                                       WILLIAM P. FOLEY, II


                                       /s/ William P. Foley, II
                                       ------------------------------